                                                                      EXHIBIT 21

                               SUBSIDIARIES LIST

  Set forth below is information with respect to the Company and its subsidiaries, along with the respective states or countries of incorporation. Unless otherwise noted, each subsidiary is wholly owned.


                                                                   State or Country
Name                                                               of Incorporation
----                                                               ----------------
Smart & Final Inc.                                                 Delaware

     Smart & Final Stores Corporation                              California

     Smart & Final de Mexico, S.A. de C. V.                        Mexico

       Smart & Final del Noroeste, S.A. de C. V.*                  Mexico

     Casino Frozen Foods, Inc.                                     California

     American Foodservice Distributors, Inc.                       California

       Port Stockton Food Distributors, Inc.*                      California

       CB Foods, Inc.                                              California

       Henry Lee Company**                                         Florida

         Henry Lee Exports Corp.                                   Florida

         Okun Produce Company                                      Florida

     AmeriFoods Trading Company                                    Florida

____________________
* Smart & Final del Noroeste, S.A. de C.V. is a 50% owned subsidiary of Smart & Final de Mexico, S.A. de C. V.

**   At year end, Henry Lee was a 90% owned subsidiary of American Foodservice
Distributors, Inc. American Foodservice Distributors acquired the remaining 10% of Henry Lee in early 1998.